UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 21, 2013

CROGHAN BANCSHARES, INC.

(Exact name of registrant as specified in its charter)

OHIO	0-20159	31-1073048
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

323 CROGHAN STREET, FREMONT, OHIO	43420
(Address of principal executive offices)	(Zip Code)

(419) 332-7301

(Registrant’s telephone number, including area code)

NOT APPLICABLE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07.	Submission of Matters to a Vote of Security Holders.

A Special Meeting of Shareholders (the “Special Meeting”) of Croghan Bancshares, Inc. (“Croghan”) was held on November 19, 2013, in Fremont, Ohio. At the close of business on September 27, 2013, the record date for the Special Meeting, a total of 1,678,630 common shares of Croghan were outstanding and entitled to vote. A total of 1,383,700 common shares, or approximately 82.4% of the common shares outstanding and entitled to vote, were represented in person or by proxy at the Special Meeting.

At the Special Meeting, the shareholders of Croghan voted to adopt the Agreement and Plan of Merger, dated as of June 20, 2013 (the “Merger Agreement”), by and between Croghan and Indebancorp and to approve the transactions contemplated thereby, including the merger of Indebancorp with and into Croghan and the issuance of common shares of Croghan to shareholders of Indebancorp in the Merger. The proposal was adopted and approved by more than two-thirds (2/3) of the Croghan common shares outstanding and entitled to vote at the Special Meeting, as required by Ohio law. Provided below are the final voting results:

	Number of Votes
For	Against	Broker Non-Votes	Abstain
1,338,363	35,084	N/A	10,253

Item 8.01.	Other Events.

On November 19, 2013, the respective shareholders of Croghan and Indebancorp voted to adopt the Merger Agreement and to approve the transactions contemplated thereby, including the merger of Indebancorp with and into Croghan.

Croghan also announced that it has received the necessary approvals from the Federal Reserve Board (the “FRB”) and the Ohio Division of Financial Institutions with respect to the Merger Agreement and the merger contemplated thereby. The regulatory approvals imply the satisfaction of regulatory criteria for approval, which does not include review of the adequacy or fairness of the merger consideration to shareholders. The regulatory approvals do not constitute or imply any endorsement or recommendation of the proposed merger or the terms of the Merger Agreement. The merger may not be consummated for up to 15 days after the FRB’s approval on November 15, 2013, during which time the United States Department of Justice may bring an action challenging the merger on antitrust grounds.

Croghan and Indebancorp expect to consummate the merger on December 6, 2013, subject to the satisfaction or waiver, as applicable, of all conditions precedent to the merger.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CROGHAN BANCSHARES, INC.

Date: November 21, 2013	By:	/s/ Kendall W. Rieman
Kendall W. Rieman, Treasurer